UNITED STATES

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Evoke Pharma, Inc.

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Evoke Pharma Reports First Quarter 2020 Financial Results and Changes its

2020 Annual Meeting of Stockholders to a Virtual Format

Gimoti™ Prescription Drug User Fee Act (PDUFA) date is June 19, 2020

SOLANA BEACH, CA. May 12, 2020 – Evoke Pharma, Inc. (NASDAQ: EVOK), a specialty pharmaceutical company focused on treatments for gastrointestinal (GI) diseases, today announced its financial results for the first quarter ended March 31, 2020, and that it will hold its 2020 annual meeting of stockholders virtually by means of remote communication to help protect the health and safety of employees and stockholders in light of the public health impact of the COVID-19 pandemic.

“We continue to work with the Food and Drug Administration (FDA) during their review of the Gimoti (metoclopramide) nasal spray New Drug Application (NDA), despite the COVID-19 pandemic,” said David A. Gonyer, R.Ph., President and CEO of Evoke Pharma. “As the June 19th PDUFA target date rapidly approaches, we are excited to work with Eversana Life Sciences Services (Eversana) as we advance our commercialization strategy and leverage their integrated suite of capabilities and highly experienced sales and marketing personnel. We remain confident, that if Gimoti is approved, we will be able to improve the lives of patients currently suffering from the symptoms associated with gastroparesis.”

First Quarter 2020 Financial Review

For the first quarter of 2020, net loss was approximately $1.8 million, or $0.07 per share, compared to a net loss of approximately $2.0 million, or $0.11 per share, for the first quarter of 2019.

Research and development expenses totaled approximately $0.5 million for the first quarter of 2020, compared to approximately $0.7 million for the first quarter of 2019.

For the first quarter of 2020, general and administrative expenses were approximately $1.3 million compared to approximately $1.2 million for the first quarter of 2019.

Total operating expenses for the first quarter of 2020 were approximately $1.8 million, compared to total operating expenses of approximately $2.0 million for the first quarter of 2019.

As of March 31, 2020, the Company’s cash and cash equivalents were approximately $4.1 million. The Company expects that its current cash balance will be sufficient to support operations into the third quarter of 2020, excluding the Eversana line of credit of $5 million that will become available if FDA approves Gimoti.

Change of Location of 2020 Annual Meeting of Stockholders – To be Held Virtually

Due to the public health and safety concerns related to the COVID-19 pandemic, as well as the orders and recommendations from government authorities, notice is hereby given that the location of the Company’s 2020 Annual Meeting of Stockholders (including any adjournments or postponements, the Annual Meeting) has been changed to be held solely via a live webcast.

As previously announced, the Annual Meeting will be held at 8:30 a.m., Pacific Time, May 27, 2020, but you will only be able to access the Annual Meeting by remote communication. Stockholders will not be able to attend the Annual Meeting in person.

Evoke Pharma, Inc. Virtual Annual Meeting

Date:	May 27, 2020
Time:	8:30 a.m., Pacific Time
Link:	www.proxydocs.com/EVOK
Registration Deadline:	May 22, 2020 at 2:00 p.m., Pacific time

In order to attend and vote at the Annual Meeting virtually, stockholders must register in advance at www.proxydocs.com/EVOK prior to the deadline of 2:00 p.m. PT on May 22, 2020. When registering you will be required to enter the control number found inside the shaded gray box on your proxy card, voting instruction form or Notice of Internet Availability that you previously received.

Further information regarding the change to a virtual-only Annual Meeting can be found in the proxy supplement filed by the Company with the Securities and Exchange Commission on May 12, 2020.

About Evoke Pharma, Inc.

Evoke is a specialty pharmaceutical company focused primarily on the development of drugs to treat GI disorders and diseases. The Company is developing Gimoti, a nasal spray formulation of metoclopramide, for the relief of symptoms associated with acute and recurrent diabetic gastroparesis in adult women (approximately 80% of the affected patients).

Diabetic gastroparesis is a GI disorder affecting millions of patients worldwide, in which the stomach takes too long to empty its contents resulting in serious digestive system symptoms. The gastric delay caused by gastroparesis can compromise absorption of orally administered medications. Metoclopramide is currently available only in oral and injectable formulations and is the only drug currently approved in the United States to treat gastroparesis. Visit www.EvokePharma.com for more information.

Safe Harbor Statement

Evoke cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negatives of these terms or other similar expressions. These statements are based on the company’s current beliefs and expectations. These forward-looking statements include statements regarding: the potential timing of FDA action on the NDA and potential approval and product launch for Gimoti, including whether FDA will act by the PDUFA target goal date; Evoke’s belief that it can leverage Eversana’s capabilities to prepare for potential commercialization of Gimoti; and Evoke’s projected cash runway and potential to access the Eversana line of credit. The inclusion of forward-looking statements should not be regarded as a representation by Evoke that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Evoke’s business, including, without limitation: the potential for FDA to delay the PDUFA target goal date due to FDA's internal resource constraints or other reasons, including delays related to the COVID-19 pandemic; Evoke may be unable to timely and successfully address the deficiencies raised in the Complete Response Letter (CRL) regarding Gimoti, including as a result of adverse findings from a root cause analysis or data from the newly manufactured product batches not fully addressing issues raised by the FDA in the CRL and type A meeting; FDA may not agree with Evoke's conclusion of the results from the manufacturing testing or the root cause analysis, or may require Evoke to conduct additional studies; the inherent risks of clinical development and regulatory approval of Gimoti; Evoke’s dependence on third parties for the manufacture of Gimoti and analysis of the manufacturing data; Evoke’s depending on Eversana to prepare for commercialization and launch commercial sales of Gimoti, if approved; the COVID-19 pandemic may disrupt our and Eversana’s business operations impairing our ability to prepare for potential commercialization of Gimoti and our ability to generate any product revenue, if approved; Evoke is entirely dependent on the success of Gimoti; Evoke will require substantial additional funding to continue its operations, and may be unable to raise capital or obtain funds when needed, including to fund ongoing operations, and risks related to satisfying other closing conditions for the Eversana line of credit ; Evoke could face significant additional costs due to litigation or other events; and other risks detailed in Evoke’s prior press releases and in the periodic reports it files with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Evoke undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

(Financial Statements to Follow)

Evoke Pharma, Inc. Condensed Balance Sheets

	March 31, 2020	December 31, 2019
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$4,133,188	$5,663,833
Prepaid expenses	387,803	581,706
Other current assets	11,551	—
Total current assets	4,532,542	6,245,539
Operating lease right-of-use asset	105,352	138,538
Other assets	—	11,551
Total assets	$4,637,894	$6,395,628

Liabilities and stockholders' equity
Current Liabilities:
Accounts payable and accrued expenses	$925,628	$1,033,383
Accrued compensation	685,266	843,162
Operating lease liability	105,352	138,538
Total current liabilities	1,716,246	2,015,083

Stockholders' equity:
Common stock	2,446	2,443
Additional paid-in capital	90,439,901	90,108,492
Accumulated deficit	(87,520,699)	(85,730,390)
Total stockholders' equity	2,921,648	4,380,545
Total liabilities and stockholders' equity	$4,637,894	$6,395,628

Evoke Pharma, Inc. Condensed Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2020	2019
Operating expenses:
Research and development	$463,853	$746,882
General and administrative	1,329,834	1,223,013
Total operating expenses	1,793,687	1,969,895
Loss from operations	(1,793,687)	(1,969,895)
Other income:
Interest income	3,378	4,629
Total other income	3,378	4,629
Net loss	$(1,790,309)	$(1,965,266)

Net loss per share of common stock, basic and diluted	$(0.07)	$(0.11)

Weighted-average shares used to compute basic and diluted net loss per share	24,439,881	17,484,318